Financial Corporation

Contact:	James Huston Investor Relations Department Aames Financial Corporation (323) 210-5311

For Immediate Release

AAMES FINANCIAL CORPORATION REPORTS NET INCOME OF $1.0 MILLION FOR THE
THREE MONTHS ENDED DECEMBER 31, 2000
Securitizes $471.5 million of mortgage loans

Los Angeles, California, February 5, 2001 -- Aames Financial Corporation (NYSE: AAM), a leader in subprime home equity lending, today reported results of operations for the three and six months ended December 31, 2000, announcing net income of $1.0 million and $1.7 million, respectively, compared to a net loss of $47.7 million and $46.9 million, respectively, which included a $35.2 million write-off of residual assets and mortgage servicing rights, during the comparable three and six month periods a year ago.

After the required accrual for the convertible preferred stock dividend of $3.2 million and $6.4 million during the three and six months ended December 31, 2000, the net loss to common stockholders was $2.2 million and $4.7 million, respectively, which compares to the net loss to common stockholders of $49.7 million and $50.5 million during the three and six months ended December 31, 1999, respectively, after the required accrual for the convertible preferred stock dividend of $2.0 million and $3.6 million, respectively, during the comparable three and six month periods in 1999. Net loss per common share was $0.36 and $0.76 for the three and six months ended December 31, 2000, respectively, compared to a net loss per common share of $8.01 and $8.14 during the comparable three and six month periods in 1999, respectively.

In making the announcement, A. Jay Meyerson, Aames' Chief Executive Officer, stated, "I believe the operating results for the three and six months ended December 31, 2000 reflect management's ongoing execution of its turnaround plan for the Company. The Company's increase in core retail and broker loan production, including Internet production, as well as our continued focus on operating costs and credit quality at all levels throughout the organization are contributing to this quarter's improved resultshas begun to pay off The improvement in the efficiency ofies in the Company's the Company's operations, and reduced noninterest expense have contributed to lower loan origination costs which is a critical success factor in the new subprime marketplace management initiatives undertaken during the last half of fiscal 2000 have resulted in noninterest expense reductions that are contributing to this quarter's positive results."

Securitization

The Company completed a $471.5 million mortgage loan securitization during the December 2000 quarter, its second consecutive quarterly securitization. The Company sold to an affiliate for cash the residual asset created in the December 2000 securitization under its residual forward sale facility.. Meyerson stated, "We are pleased that we achieved improved execution in our securitization and whole loan trades quarter over quarter. The Company has been diligently working to improve the credit quality and value of the loans it produces. We believe that those efforts are now being recognized by our capital markets and whole loan counterparties."

Increased Funding Capacity

The Company also reported that it has increased its funding capacity by increasing its revolving warehouse and repurchase facilities to $800.0 million, and procuring concurrent funding to fund its loans at closing.

On January 24, 2001, the Company renewed an existing $200.0 million committed revolving warehouse facility to February 2002, increasing capacity under the facility to $300.0 million, and added a subline to provide concurrent funding of loan production at closing of up to $40.0 million. During the quarterthree months ended December 31, 2000, the Company renewed another existing $200.0 million committed revolving repurchase facility for a period of six months with a new maturity of May 31, 2001. Mr. Meyerson said, "Our ability to use the concurrent funding facility instead of cash to fund a majority of our loan production at closing will increase our funding capacity."

Continued Liquidity Management

On January 5, 2001, the Company sold to an affiliate for cash the residual asset created in the December 2000 securitization under its residual forward sale facility. "The sale of the residual interest provides additional liquidity to the Company and eliminates the negative cash flow traditionally experienced by the Company in securitizations", said Meyerson. The Company also sold the servicing rights and prepayment penalties associated with the loans underlying the securitization.

Finally, the Company sold at par and for cash $10.0 million of servicing advances to an investment bank. This transaction continues the Company's previously announced efforts of converting its servicing advance receivables into cash as a means of managing its overall liquidity position.

Summary of Financial Results

Total revenues

Total revenue increased $8.9 million and $7.9 million to $57.0 million and $116.9 million during the three and six months ended December 31, 2000, respectively, from total revenue of $48.1 million and $109.0 million during the three and six months ended December 31, 1999, respectively, excluding the $35.2 million write-down to the Company's residual interests and mortgage servicing rights recorded during the three and six months of December 31, 1999. The $8.9 million increase in total revenue during the three months ended December 31, 2000 from the same period a year ago resulted primarily from increases of $9.1 million and $2.0 million in gain on sale of loans and origination fees, respectively, partially offset by a $2.1 million decrease in interest income. The $7.9 million increase in total revenue during the six months ended December 31, 2000 from the comparable six month period in 1999 resulted primarily from increases of $7.2 million and $2.9 million in gain on sale of loans and origination fee income, partially offset by a $2.8 million decline in interest income.

Total expenses

Total expenses declined $3.8 million and $4.1 million to $55.5 million and $114.7 million during the three and six months ended December 31, 2000, respectively, from $59.3 million and $118.8 million during the three and six months ended December 31, 1999, respectively. The $3.8 million decline in total expenses during the three months ended December 31, 2000 from amounts reported during the comparable three month period a year ago was attributable to decreases of $2.4 million and $4.4 million in production and general and administrative expenses, respectively, partially offset by increases of $2.3 million and $0.7 million in compensation and interest expense, respectively. The $4.1 million decline in total expenses during the six months ended December 31, 2000 from the comparable six month period a year ago is primarily due to decreases of $6.5 million and $5.1 million in production and general administrative expenses, respectively, partially offset by increases of $5.3 million and $2.2 million in compensation and interest expense, respectively.

Loan production

The Company's $597.9 million of core retail and broker loan production volume of during the three months ended December 31, 2000 was the Company's highest quarterly core production in its history. During the three months ended December 31, 2000 the Company's total loan production was $600.6 million, an increase of $19.7 million from the $580.9 million of total loan production reported during the comparable three months in 1999. The Company's core retail and broker production increased $29.3 million to $597.9 million during the three months ended December 31, 2000 from $568.6 million during the three months ended December 31, 1999. During the six months ended December 31, 2000, the Company's total loan production increased $14.4 million to $1.12 billion from $1.10 billion during the comparable period a year ago. Core retail and broker production increased by $32.6 million to $1.11 billion during the six months ended December 31, 2000 from $1.08 billion during the comparable six month period in 1999.

Included in the Company's core retail and broker production during the three and six months ended December 31, 2000 is $30.2 million and $54.0 million, respectively, of loans originated from the Internet, through affiliations with certain lending sites and from other electronic sources. The Company began originating loans on the Internet commencing in December 1999 and during the three months ended December 31, 1999, loans originated from the Internet, through affiliations with certain lending sites and other electronic sources were $6.1 million.

Correspondent purchases decreased $9.6 million and $18.2 million to $2.7 million and $6.8 million during the three and six months ended December 31, 2000, respectively, from $12.3 million and $25.0 million during the comparable three and six month period a year ago, respectively; reflecting the Company's previously announced decision to significantly reduce correspondent loan purchases and to focus its loan production efforts on its core loan origination channels.

Loans securitized and sold

Total loans securitized and sold during the three months ended December 31, 2000 were $621.4 million an increase of $33.3 million from the $588.1 million of loan dispositions during the three months ended December 31, 1999. During the three months ended December 31, 2000, the Company securitized and sold of $471.5 million of mortgage loans an increase of $68.0 million over the $403.5 million of securitizations in the comparable three month period in 1999. Whole loan sales for cash declined by $34.7 million to $149.9 million during the three months ended December 31, 2000 from $184.6 million of whole loan sales for cash during the three months ended December 31, 1999.

During the six months ended December 31, 2000, the Company securitized and sold $1.3 billion of mortgage loans consistent with the $1.3 billion of loan dispositions during the comparable period a year ago. During the six months ended December 31, 2000, the Company relied more on loan dispositions through securitization transactions than on whole loan sales for cash when compared to the mix in loan dispositions during the same period a year ago. Loans pooled and sold in securitizations increased $127.9 million to $931.5 million during the six months ended December 31, 2000 from $803.6 million during the same period a year ago, while whole loan sales for cash declined by $119.4 million to $357.8 million during the six months ended December 31, 2000 from $477.2 million during the six months ended December 31, 1999.

The residual interests created in both securitizations consummated during the six months ended December 31, 2000 were sold for cash to an affiliate of the Company under its residual forward sale agreement. In addition, the Company sold for cash the mortgage servicing rights and the rights to the prepayment penalties on the underlying mortgage loans in the securitizations to an unrelated, third party mortgage banking company.

Loan servicing

At December 31, 2000, September 30, 2000 and June 30, 2000 the Company's servicing portfolio was $3.1 billion, $3.4 billion and $3.6 billion, respectively, of which $2.9 billion, $3.2 billion, and $3.3 billion, respectively, or 93.1%, 92.9% and 92.6%, respectively, was serviced in-house. The Company's servicing portfolio at December 31, 2000 includes approximately $488.4 million of loans subserviced for others on an interim basis pending transfer to purchasers of loans or their designated servicers. The Company's servicing portfolio was $3.9 billion at December 31, 1999, of which $3.6 billion, or 91.4%, was serviced in-house.

Aames Financial Corporation is a leading home equity lender, and at December 31, 2000 operated 100 retail Aames Home Loan offices and 5 wholesale loan centers nationwide.

From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 2000 and subsequent filings by the Company with the United States Securities and Exchange Commission.

Financial Tables Follow

(In thousands, except per share information)

CONDENSED and CONSOLIDATED
BALANCE SHEETS		December 31,	June 30,
		2000	2000
		(Unaudited)	(Audited)
Cash and cash equivalents		$ 21,440	$ 10,179
Loans held for sale, at lower of cost or market		231,699	398,921
Accounts receivable		74,476	52,713
Residual interests, at estimated fair value		279,899	290,956
Mortgage servicing rights, net		9,082	12,346
Other assets		23,546	25,249
Total assets		$ 640,142	$ 790,364

Borrowings		$ 275,465	$ 275,470
Revolving warehouse and repurchase facilities		209,434	375,015
Other liabilities		69,626	65,401
Total liabilities		554,525	715,886
Stockholders' equity		85,617	74,478
Liabilities and Stockholders' equity		$ 640,142	$ 790,364

CONDENSED and CONSOLIDATED
STATEMENTS of OPERATIONS
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2000	1999	2000	1999
Revenue:	(Unaudited)
Gain on sale of loans	$ 18,709	$ 9,553	$ 38,630	$ 31,350
Write-down of residual interests and mortgage
servicing rights	-	(35,190)	-	(35,190)
Origination fees	12,413	10,371	24,745	21,758
Loan servicing	4,210	4,420	8,516	8,175
Interest	21,681	23,762	45,035	47,760
Total revenue, including write-down of
residual interests and mortgage servicing
rights	$ 57,013	$ 12,916	$ 116,926	$ 73,853

Expenses:
Compensation	24,704	22,370	50,776	45,482
Production	4,554	6,974	9,068	15,615
General and administrative	12,639	17,031	26,228	31,302
Interest	13,580	12,886	28,589	26,434
Total expenses	55,477	59,261	114,661	118,833
Income (loss) before income taxes	1,536	(46,345)	2,265	(44,980)
Provision for income taxes	525	1,350	561	1,925
Net income (loss)	$ 1,011	$ (47,695)	$ 1,704	$ (46,905)

Net loss per common share:
Basic	$ (0.36)	$ (8.01)	$ (0.76)	$ (8.14)
Diluted	$ (0.36)	$ (8.01)	$ (0.76)	$ (8.14)

Weighted average number of common shares:
Basic	6,211	6,205	6,211	6,204
Diluted	6,211	6,205	6,211	6,204

AAMES FINANCIAL CORPORATION AND SUBSIDIARIES
Supplemental information
(In thousands)

ORIGINATION VOLUMES:

		Three Months Ended		Six Months Ended
		December 31,	December 31,	December 31,	December 31,
		2000	1999	2000	1999
	Broker network (1)	$ 299,136	$ 365,992	$ 580,950	$ 697,538
	Retail (2)	298,796	202,574	530,996	381,790
	Core retail and broker	597,932	568,566	1,111,946	1,079,328
	Correspondent	2,701	12,286	6,824	25,047
	Total	$ 600,633	$ 580,852	$ 1,118,770	$ 1,104,375

(1) Includes loans originated through telemarketing and the Internet, through an affiliation with certain Internet lending sites, of $19.8 million and $35.4 million during the three and six months ended December 31, 2000, respectively. There was no similar production during the three and six months ended December 31, 1999.

(2) Includes loans originated through the Internet, through an affiliation with certain Internet lending sites, of $10.4 million and $18.6 million during the three and six months ended December 31, 2000, respectively, and $6.1 million during the three and six months ended December 31, 1999.

SECURITIZATIONS AND WHOLE LOAN SALES:

		Three Months Ended		Six Months Ended
		December 31,	December 31,	December 31,	December 31,
		2000	1999	2000	1999

	Loans pooled and sold
	in securitizations	$ 471,455	$ 403,492	$ 931,457	$ 803,557
	Whole loan sales	149,903	184,617	357,842	477,218
		$ 621,358	$ 588,109	$ 1,289,299	$ 1,280,775

LOAN SERVICING:
		At December 31,		At September 30,	At June 30,
		2000 (1)	1999 (2)	2000 (3)	2000 (4)

	Servicing Portfolio	$ 3,128,000	$ 3,922,000	$ 3,399,000	$ 3,560,000
	Serviced In House	$ 2,912,000	$ 3,586,000	$ 3,159,000	$ 3,296,000
	Percentage serviced in-house	93.1%	91.4%	92.9%	92.6%

(1) Includes $488.4 million of loans subserviced for others by the Company on an interim basis and approximately $216.0 million of loans subserviced by others.
(2) Includes $136.4 million of loans subserviced for others by the Company on an interim basis and approximately $336.0million of loans subserviced by others.
(3) Includes $518.6 million of loans subserviced for others by the Company on an interim basis and approximately $240.0 million of loans subserviced by others.
(4) Includes $280.2 million of loans subserviced for others by the Company on an interim basis and approximately $265.4 million of loans subserviced by others.